Exhibit 10.17

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

THOMAS RAJAN ("Employee") and REX ENERGY CORP. (the “Company”) (collectively, the “Parties”), intending to be legally bound, enter into this Confidential Separation and Release Agreement (“Agreement”) to resolve all of their disputes, including those that have been or could have been asserted by Employee in connection with his employment relationship with the Company and termination thereof.  Accordingly, the Parties agree to the following terms:

1.Separation of Employment.  Employee’s employment with the Company shall be separated effective January 22, 2018 (“Termination Date”).  The Company shall pay Employee his regular salary through the Termination Date.  Employee’s active benefits (including severance and change in control payments) shall cease on the Termination Date, except that Employee’s medical, dental and/or vision coverage shall cease on January 31, 2018.  Employee’s rights with respect to awards of Company stock and/or stock options shall continue to be governed by the terms of the applicable award agreements and related plans.

2.Payment By The Company.  In consideration for the promises Employee has made in this Agreement, Company agrees to pay to Employee an amount equal to nine (9) months of Employee’s regular salary, less applicable withholdings (“Separation Amount”).  The Separation Amount shall be disbursed periodically in substantially equal installments (although the initial and terminal payments may be less or more) pursuant to the Company’s regular payroll practices, commencing on the first payroll period following the Effective Date.  The Company also agrees to pay the Employee a discretionary bonus (“Bonus”) pursuant to a previously issued award letter received on September 20, 2017, in the amount of $70,356, less applicable withholdings. The Bonus will be paid on or about March 23, 2018. The Company shall issue a Form W-2 to Employee for the Separation Amount and the Bonus, as required by law.  Additionally, the Company shall timely pay, directly to the health insurer, Employee’s premiums for the continuation of health care benefits for Employee and his eligible dependents under COBRA, at his current level of coverage, or at a lower level of coverage if so elected by Employee (“Continued Benefits”), through October 31, 2018, after which Employee shall be responsible for all COBRA premiums.  If Employee declines COBRA coverage, or otherwise obtains different health insurance coverage, the Company’s obligation to provide the Continued Benefits shall cease.  Furthermore, the Company shall agree to transport Employee’s motor vehicle to his home in Fort Worth, Texas at the Company’s expense or, if Employee elects to drive the motor vehicle home himself, the Company shall reimburse Employee his reasonable travel expenses upon submission by employee of supporting documentation for those expenses (“Travel Consideration”).  Employee acknowledges that he would not be entitled to receive the Separation Amount, the Bonus, the Continued Benefits, or the Travel Consideration (collectively, the “Separation Payments”) if he did not make the promises that he is making in this Agreement.

January 19, 2018

3.General Release Of Claims.  In consideration for the promises the Company has made in this Agreement, Employee, on behalf of himself, his heirs, executors, administrators, and assigns, and intending to be legally bound, knowingly and voluntarily waives and releases the Company and its parent, affiliates, subsidiaries, divisions, insurers, predecessors, successors, assigns, and current and former employees, attorneys, officers, directors and agents (collectively, the "Released Parties"), from any and all claims, known and unknown, that Employee has or may have against the Released Parties as of the date of execution of the Agreement. This release is comprehensive and includes any claim that Employee could assert against the Released Parties based upon acts or omissions that occurred, or that could be alleged to have occurred, before Employee executes this Agreement.  This release is intended to be as comprehensive as can be conceived and the law will allow, and includes but is not limited to claims based on: negligent or intentional tortious conduct; express or implied contract; covenants of fair dealing and good faith; wrongful discharge; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act; the Worker Adjustment Retraining and Notification Act; any other federal or state common law or federal, state or local laws, ordinances, or regulations, including but not limited to the Pennsylvania Human Relations Act and the Pennsylvania Wage Payment and Collection Law; any other public policy, contract, tort or common law theory; or any statutory or common law principle allowing for the recovery of fees or other expenses, including claims to attorneys' fees.  For clarity, Employee specifically releases any claims for a discretionary bonus, as set forth in the September 20, 2017, memorandum to him; a change in control payment, as set forth in the Change in Control Agreement dated August 11, 2017; or severance pursuant to the Executive Severance Policy. This release does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date Employee executes this Agreement or administrative charges of discrimination (although Employee releases any right to monetary recovery in connection with such a charge).

4.No Other Outstanding Claims Or Causes Of Action.  Employee affirms that he has not filed with any governmental agency or court any type of action against the Released Parties.  Employee understands and agrees that if any action is brought by a third party with regard to the claims and causes of action released in this Agreement, he will not accept any payments or monetary relief relating to any such claims or causes of action.

5.Confidentiality, Non-Disparagement, and Return of Property.  Employee agrees that, unless he is compelled to do so by law or legal process, he will not disclose to any other person any information regarding the terms of this Agreement, except that he may discuss the terms of this Agreement with his spouse, tax advisor, or an attorney with whom Employee chooses to consult regarding his consideration of this Agreement, provided that any such individual agrees to keep that information confidential, to disclose it to no other person, and to

January 19, 2018

the conditions and obligations set forth in this Section 5.  Employee affirms that he has not made any prior disclosures that, if made after signing this Agreement, would have violated this obligation of confidentiality.  Employee further agrees that he will not initiate or participate in any discussion or communication concerning or relating to his employment with the Company and/or the termination of that employment, except in connection with any attempt by him to obtain employment or work.  In addition, Employee agrees not to disparage or say or write negative things about the Released Parties.

Employee shall return all Company property in his possession, including, but not limited to, computers, cellular phones, PDA’s, samples, documents, files and other information (including electronically stored information).  The Company may withhold the Separation Payments until such time as Employee returns all Company property.

6.Interpretation.  Should any court of competent jurisdiction declare any provision of this Agreement unenforceable, all other provisions of this Agreement shall not be affected and will remain enforceable.  The Parties agree that they have fully negotiated the terms of this Agreement and that its terms, provisions, and conditions shall not be interpreted or construed against either party.

7.No Admission of Wrongdoing.  Neither the fact of this Agreement nor any of its parts shall be construed as an admission of wrongdoing or liability.  Employee specifically warrants that he is not aware of any illegal activity or wrongdoing by the Company.

8.Amendment.  This Agreement may not be modified except through a written document, signed by an authorized representative of each of the Parties, in which the Parties expressly agree to modify it.

9.Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties and supersedes any prior oral or written agreements or understandings between them regarding its subject matter.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to make this Agreement, except for those set forth in this Agreement.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one Agreement, and each of which separately shall constitute an original document.

10.Time To Negotiate and Consider This Agreement.  In addition to having the opportunity to negotiate this Agreement, before signing it, Employee has been advised to consult with, and has in fact consulted with, his attorney to obtain advice about his rights and obligations under this Agreement.  Employee represents that he has carefully read this Agreement and finds that it has been written in language that he understands.  Employee has been given twenty-one

January 19, 2018

(21) days to consider whether to accept this Agreement, and has signed it only after reading, considering and understanding it.  If Employee signs this Agreement before the expiration of the twenty-one (21) day period of time, Employee is expressly waiving his right to consider the Agreement for any remaining portion of that reasonable period.  The Parties agree that any changes made to this Agreement from the version originally presented to Employee, whether those changes are deemed material or non-material, do not extend the reasonable period of time Employee has been given to consider this Agreement.  Upon signing the Agreement, thereby indicating his acceptance thereof, Employee has seven (7) days to revoke his acceptance of the Agreement.  This Agreement will not be effective, and Employee and the Company shall have no obligations hereunder, until the seven-day period referenced in the prior sentence has expired without Employee revoking his acceptance of the Agreement (“Effective Date”).

EMPLOYEE UNDERSTANDS THAT ONCE HE SIGNS BELOW, THIS DOCUMENT WILL BECOME A LEGALLY ENFORCEABLE AGREEMENT UNDER WHICH HE WILL BE GIVING UP RIGHTS AND CLAIMS HE MAY HAVE, ON THE TERMS STATED IN THIS AGREEMENT.

Dated: January 25, 2018	/s/ THOMAS RAJAN
Thomas Rajan

REX ENERGY CORP.

Dated: January 20, 2018	By:	/s/ THOMAS C. STABLEY

	Title:	Chief Executive Officer

4

January 19, 2018